FORM OF
                       SHAREHOLDER SERVICES AGREEMENT



 1. The parties to this Agreement, which is effective as of July 31, 1998, are Endowments, a Delaware business trust (the Trust"), and American Funds Service Company, a California corporation ("AFS"). The Trust is a management investment company with different series of shares representing interests in separate investment portfolios. The two initial series are the Growth and Income Portfolio and the Bond Portfolio. The Trustees of the Trust may designate additional series of shares from time to time. AFS is a wholly owned subsidiary of Capital Research and Management Company ("CRMC"). This Agreement will continue in effect with respect to each series of the Trust, including those designated after the date of this Agreement, until amended or terminated in accordance with its terms. Series of the Trust for which services are rendered hereunder are referred to as "participating series".
 2. The Trust, on behalf of each participating series, hereby employs AFS, and AFS hereby accepts such employment by the Trust, as the transfer agent for each such series. In such capacity AFS will provide the services of stock transfer agent, dividend disbursing agent, redemption agent, and such additional related services as the Trust, on behalf of each participating series, may from time to time require, all of which services are sometimes referred to herein as "shareholder services."
 3. AFS has entered into substantially identical agreements with other investment companies for which CRMC serves as investment adviser. (For the purposes of this Agreement, such investment companies are called "participating investment companies.")
 4. AFS has entered into an agreement with DST Systems, Inc. (hereinafter called "DST"), to provide AFS with electronic data processing services sufficient for the performance of the shareholder services referred to in paragraph 2.
 5. The participating investment companies will maintain a Review and Advisory Committee, which Committee will review and may make recommendations to the boards of the participating investment companies regarding all fees and charges provided for in this Agreement, as well as review the level and quality of the shareholder services rendered to the participating investment companies and their shareholders. Each participating investment company may select one director or trustee who is not affiliated with CRMC, or any of its affiliated companies, or with Washington Management Corporation or any of its affiliated companies, to serve on the Review and Advisory Committee.
 6. AFS will provide to the Trust, on behalf of the participating series, the shareholder services referred to herein in return for the fees specified on Schedule A hereto (which, in the case of the Trust and other series investment companies, shall be computed for, and constitute an obligation in respect of, each such series individually). For this purpose, "transactions" shall include all types of transactions included in an "activity index" as reported to the Review and Advisory Committee at least annually. AFS will bill the Trust, in respect of each participating series, monthly, on or shortly after the first of each calendar month, and the Trust, on behalf of each participating series, will pay to AFS within five business days of such billing. Any revision of the schedule of charges set forth on Schedule A shall require the affirmative vote of a majority of the members of the Board of Trustees of the Trust.
 7. All fund-specific charges from third parties -- including DST charges, payments described in the next sentence, postage, NSCC transaction charges and similar out-of-pocket expenses -- will be passed through directly to each participating series of the Trust or other participating investment companies, as applicable. AFS, subject to approval of its board of directors, is authorized in its discretion to negotiate payments to third parties for account maintenance and/or transaction processing services provided such payments do not exceed the anticipated savings to each participating series of the Trust, either in fees payable to AFS hereunder or in other direct expenses of the series that AFS reasonably anticipates would be realized by the Trust from using the services of such third party, rather than maintaining the accounts directly on AFS' books and/or processing non-automated transactions.
 8. It is understood that AFS may have income in excess of its expenses and may accumulate capital and surplus. AFS is not, however, permitted to distribute any net income or accumulated surplus to its parent, CRMC, in the form of a dividend without the affirmative vote of a majority of the members of the boards of directors/trustees of the Trust and all participating investment companies.
 9. This Agreement may be amended at any time by mutual agreement of the parties, with agreement of the Trust, on behalf of each participating series, to be evidenced by affirmative vote of a majority of the members of the Board of Trustees of the Trust.
 10. This Agreement may be terminated on 180 days' written notice by either party. In the event of a termination of this Agreement, AFS and the Trust will each extend full cooperation in effecting a conversion to whatever successor shareholder service provider(s) the Trust, on behalf of any series, may select, it being understood that all records relating to the Trust and its shareholders are property of the Trust.
 11. In the event of a termination of this Agreement by the Trust, the Trust will pay, on behalf of each affected series, to AFS as a termination fee the series' proportionate share of any costs of conversion of the series' shareholder service from AFS to a successor. In the event of termination of this Agreement and all corresponding agreements with all of the participating investment companies, all assets of AFS will be sold or otherwise converted to cash, with a view to the liquidation of AFS when it ceases to provide shareholder services for the participating investment companies. To the extent any such assets are sold by AFS to CRMC and/or any of its affiliates, such sales shall be at fair market value at the time of sale as agreed upon by AFS, the purchasing company or companies, and the Review and Advisory Committee. After all assets of AFS have been converted to cash and all liabilities of AFS have been paid or discharged, an amount equal to any capital or paid-in surplus of AFS that shall have been contributed by CRMC or its affiliates shall be set aside in cash for distribution to CRMC upon liquidation of AFS. Any other capital or surplus and any assets of AFS remaining after the foregoing provisions for liabilities and return of capital or paid-in surplus to CRMC shall be distributed to the participating investment companies (including any series thereof) in such proportions as may be determined by the Review and Advisory Committee.
 12. In the event of disagreement between the Trust and AFS, or between the Trust and other participating investment companies as to any matter arising under this Agreement, which the parties to the disagreement are unable to resolve, the question shall be referred to the Review and Advisory Committee for resolution. If the Review and Advisory Committee is unable to resolve the question to the satisfaction of both parties, either party may elect to submit the question to arbitration; one arbitrator to be named by each party to the disagreement and a third arbitrator to be selected by the two arbitrators named by the original parties. The decision of a majority of the arbitrators shall be final and binding on all parties to the arbitration. The expenses of such arbitration shall be paid by the party electing to submit the question to arbitration.
 13. The obligations of the Trust under this Agreement are not binding upon any of the directors, trustees, officers, employees, agents or shareholders of the Trust individually, but bind only the Trust itself. AFS agrees to look solely to the assets of the Trust for the satisfaction of any liability of the Trust under this Agreement and will not seek recourse against such directors, trustees, officers, employees, agents or shareholders, or any of them or their personal assets for such satisfaction. AFS further agrees to look solely to the assets attributable to a series of the Trust for the satisfaction of any liability arising from services rendered on behalf of such series.

AMERICAN FUNDS SERVICE COMPANY  ENDOWMENTS
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                                   SCHEDULE A

to the Shareholder Services Agreement, dated July 31, 1998 between
American Funds Service Company ("AFS") and Endowments (the "Trust")
 Due to the fact that there are relatively few shareholders of each participating series of the Trust, and because many of the functions related to transfer agency matter are performed by or under the direction of an officer of the Trust, thus reducing the level of activities performed by AFS, no fees shall be payable by the Trust on behalf of any participating series for services rendered to such series by AFS under the Agreement. In addition, AFS shall not seek reimbursement for, and will not pass through to the Trust, any fund-specific charges described in paragraph 7 of the Agreement.


AMERICAN FUNDS SERVICE COMPANY  ENDOWMENTS
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